Exhibit 4.24

GUARANTEE AND INDEMNITY

WARNING TO THE GUARANTOR!

 This is a very important document.

There are financial risks involved in signing it. You may have to pay money owed by the Debtor(s) referred to on the next page.

It can cover future Arrangements as well as present ones.

BEFORE YOU SIGN IT:

1	You should read it carefully.
2	You should check for yourself whether the Debtor can and will pay its/their debts.
3	You should see your own, independent lawyer and financial adviser.

101 Collins Street

Melbourne VIC 3000 Australia

T +61 3 9614 1011

F +61 3 9614 4661

www.allens.com.au

© Allens Australia 2024

Execution version

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 1

GUARANTEE AND INDEMNITY (Guarantee)

by the Guarantor:

Guarantor
Gary Donald Seaton

Name
19 Barbaralla Drive
Springwood, QLD 4127

Address

To

Arena Investors, LP, a Delaware limited partnership (the Lender) of 405 Lexington Avenue, 59th Floor, New York NY 10174

in respect of money owed to the Lender by:

the Debtor:

Debtor

Australian Oilseeds Holdings Limited, an exempted company incorporated in the Cayman Islands

Name

126 – 142 Cowcumbla Street, Cootamundra Site 2: 52 Fuller Drive Cootamundra PO Box 263 Cootamundra 2590

Address

under the Arrangements:

Arrangement

Securities Purchase Agreement between Australian Oilseeds Holdings Limited, EDOC Acquisition Corp., Australian Oilseeds Investments Pty Ltd and Arena Investors, LP (as amended from time to time) (Securities Purchase Agreement) and each Transaction Document (as defined in the Securities Purchase Agreement as at the date of this document).

Name of document

23 August 2023 (and as amended from time to time)

Date of document

LIMIT

This guarantee is a guarantee for the full amount of the Guaranteed Money. The total amount which the Guarantor may be required to pay under this guarantee will not be more than its Guaranteed Limit

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 2

IMPORTANT NOTE – READING THIS DOCUMENT

Some terms in this document are given particular meanings. They are explained in clause 25.

1	Guarantee

1.1	Guarantee

(a)	By signing this document you, the Guarantor referred to on the Details Page, guarantee to the Lender that the Debtor will, on time:

●	pay us all the Guaranteed Money described below; and

●	comply with the Arrangements described below. You also make the promises set out below.

(b)	You give this guarantee and make the promises set out below in return for us agreeing (subject to any relevant conditions):

●	to give or continue to provide credit to the Debtor; and/or

●	not to take immediate action against the Debtor to enforce the Arrangements.

1.2	Payment

If the Debtor does not pay us any amount of the Guaranteed Money when it is due, we can demand that you pay that amount to us if we determine in our absolute discretion that we are unlikely to make a full recovery from enforcing our other available security, being each Security Document (other than this document). You must then pay us that amount within 2 Business Days of the demand:

●	in the currency in which the Debtor is, or would have been required, to pay; and

●	without deducting any amounts we owe you. This can happen as often as the Debtor does not pay us.

1.3	Consequences of failure to pay

If you do not pay an amount within 2 Business Days of us demanding it, then among other things:

●	we can sue you; and

●	if you have given a mortgage or other security which secures this guarantee, we can enforce it (for example, if that security includes a mortgage over a house, we may be able to sell the house).

2	What money does this document cover?

The Arrangements covered by this document are the Arrangements referred to on the Details Page, as varied or replaced. Any new document or agreement entered into between us and the Debtor (whether alone or with anyone else) will also be an Arrangement if agreed between the Guarantor and the Lender and will be covered by this document.

This document relates to all money which the Debtor may owe to us now or in the future for any reason under or in respect of the Arrangements (the Guaranteed Money).

At any time the Guaranteed Money will include the following, so long as they arise under or in respect of the Arrangements.

(a)	Money which the Debtor actually does owe or will owe us.

Examples of this include money which we have lent to the Debtor, or agreed to pay for the account of the Debtor, and interest, fees and charges and damages.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 3

(b)	Money which the Debtor does or will contingently owe us. Money is contingently owed where the Debtor has an obligation to pay us if something happens or is discovered.

Examples of this include a guarantee or indemnity given by the Debtor, a promise by the Debtor to pay the legal costs we might pay if the Debtor defaults, or a promise to pay us if we suffer a loss or have to make a payment to someone else (for example, under a letter of credit requested by the Debtor).

(c)	Money which the Debtor may owe us at any time if something happens or is discovered. This applies even if at that time there is no existing obligation to pay it, so long as it arises in relation to circumstances which at that time either exist or can reasonably be foreseen or contemplated.

Examples of this include where we may later be able to sue the Debtor for damages because of something that may happen arising out of the Arrangements.

(d)	Money which the Debtor owes or will owe as a result of a transfer to us of an obligation owed by the Debtor. This includes money contingently owed and money which may become owed later as described in paragraph 2(c).

(e)	Money (including money of the type set out in any of the above paragraphs) which the Debtor would have owed us but for some reason as described in clause 3 below.

In each case, it includes any money which the Debtor may owe alone or together with others.

3	What happens if there is a legal problem with the Debtor or the Guaranteed Money?

For some reason we might have no legal right to recover an amount of the Guaranteed Money from the Debtor, or the Debtor might not owe us an amount that otherwise would have been included in the Guaranteed Money.

For example, this might happen because:

●	the Debtor might be in Administration, might have died or might not have properly signed a document; or

●	there may be some illegality affecting an Arrangement.

If for any reason that happens, you promise to pay that amount to us whenever we ask if we determine in our absolute discretion that we are unlikely to make a full recovery from enforcing our other available security, being each Security Document (other than this document). That amount will be taken to be part of the Guaranteed Money.

This applies even if we knew of the problem, or should have known. It applies even if, because of the problem, the Debtor could never have been required to pay us the amount.

This is a principal obligation. It is independent of the Debtor’s obligations to us.

4	Is there a limit on your liability?

Although this document relates to all of the Guaranteed Money, if the Details Page sets out a limit (the Limit) you will not have to pay more in respect of the Guaranteed Money than the amount of that Limit plus all fees, charges, expenses, costs and government charges and duties (for example, stamp duty) of any nature payable under the Arrangements. (Costs include, for example, enforcement costs and prepayment costs and expenses include, for example, amounts to cover liabilities or expenses arising out of enforcement of the Arrangements, or in relation to property mortgaged or charged as security for the Arrangements.)

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 4

However, in addition, we may require you to pay:

●	interest under clause 14 on any amount you owe us; and

●	expenses, government charges (like stamp duty) and other amounts under clause 15.

If there is no limit mentioned on the front cover, there is no limit on the amount we can recover from you under this document.

5	Can you get out of this or stop your liability?

Once you have signed this document you cannot get out of it.

6	Can anything else stop you being liable?

Your obligations under this document are unconditional. They are not affected by anything which might otherwise release you from all or part of your obligations, or limit them, if you had not agreed to this clause.

For example, you continue to be liable even if:

●	we do not exercise any of our rights against the Debtor or anyone else;

●	we give the Debtor or anyone else time to pay or any other concession;

●	we make any arrangement or compromise with the Debtor or anyone else;

●	we give the Debtor or anyone else any discharge, or release or limit our rights;

●	we do not take security (for example, a mortgage or another guarantee) or do not have security, even if that security was mentioned to you;

●	this or any other document or security is not signed by any person or is not binding on any person;

●	we act mistakenly or break any agreement;

●	anyone dies, becomes insolvent or goes into some form of Administration; or

●	the Debtor or anyone else has any claim against us.

7	Can the arrangements be changed?

(a)	Subject to clause 2, we and the Debtor can at any time:

●	enter into new arrangements with one another, in addition to the then existing Arrangements;

●	replace the then existing Arrangements;

●	vary the then existing Arrangements; or

●	do whatever business we wish with each other.

(b)	Any new or replacement arrangements and any Arrangements which are varied will be Arrangements, guaranteed by you under this document. We will ensure that any increase to the Guaranteed Money is notified to you in accordance with clause 19.

(c)	If there is a limit on the amount payable by you under this document (see clause 4) you are not liable to pay any more than the limit, no matter what new or replacement Arrangements are entered into or what variations to existing Arrangements are made.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 5

8	What if we hold other security?

If we hold any other security or right for the Guaranteed Money (for example, a mortgage or another guarantee):

(a)	we do not have to enforce it if we determine in our absolute discretion that we are unlikely to make a full recovery from such enforcement;

(b)	we can change it or release or give up all or part of it;

(c)	the value or effectiveness of that security or right can be reduced or lost, and your obligations under this document will not be affected. This applies even if that security or right was mentioned to you. We need not consider your position. Nor will your obligations be affected if the security or right is lost, or cannot be enforced.

When we have received all of the Guaranteed Money and all other money the Debtor owes us, you may get the benefit of any security or rights we then hold. Until then, you have no right to it.

9	What happens if the Debtor dies or goes into Administration?

If the Debtor or anyone else dies or goes into Administration, the following applies.

(a)	If we receive any amount as a result of making a claim in a deceased estate or Administration or for any other reason, if we consider such action is reasonably necessary to manage a material risk to us or to protect our legitimate business interest, we need not use that amount to pay the Guaranteed Money until we have received enough in respect of the Guaranteed Money to pay the Guaranteed Money in full. Until that happens, you are fully liable for the Guaranteed Money as though we had received nothing.

(b)	You must not make a claim or lodge a proof in that deceased estate or Administration in respect of any amount paid or payable by you in relation to an Arrangement until we have been paid all the Guaranteed Money and the Arrangements have been satisfied or performed.

10	Can you still be liable after the Debtor makes a payment?

Your obligations under this document are continuing. They apply to all of the Guaranteed Money from time to time even though some of it may have been paid by the Debtor or you or anyone else in the meantime.

Your obligations under this document continue after your Administration and after we learn of it.

A demand is effective even if, when it is made, you are under Administration, insolvent or not at the place where the Notice is sent or delivered.

11	What do we have to tell you?

We do not have to tell you anything about the Debtor or anyone else, nor do we have to tell you whether anything happens in relation to the Guaranteed Money or the Arrangements or any security or rights, other than where something occurs which results in an increase to the Guaranteed Money. Any such increase in the Guaranteed Money will be notified to you in accordance with clause 19.

For example, we do not have to tell you:

●	if the Debtor or anyone else defaults or what action we take or do not take;

●	whether the Debtor or anyone else is in financial difficulty; or

●	whether there is a problem with any security.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 6

12	Do we have to apply money we receive for your benefit?

If we receive or recover any money in respect of debts of the Debtor or anyone else, if we consider such action is reasonably necessary to manage a material risk to us or to protect our legitimate business interest, we may use it to pay off whichever part of those debts we choose. We do not have to apply it for your benefit. For example, we do not have to use money we receive or recover to reduce your liability under this document.

13	What happens if we have to refund a payment?

This clause applies if, for any reason, we are required to refund or give up money which the Debtor or anyone else has paid to us or which we have recovered in any way. For example, this might happen because of a law about Administration or about the duties or powers of mortgagees, trustees, directors or officers, or because the money belonged to someone else.

If that happens for any reason, you will owe us all the money you would have owed if the amount refunded or given up had never been paid or recovered.

You promise to do everything you can to restore us to all security and rights which we held immediately before we received the money we later had to refund or give up.

This obligation continues even after this document is discharged (in which case this obligation applies in respect of any amounts you are liable for under that clause even though you have stopped your obligations).

14	Interest

You promise to pay to us interest on any amount which you must pay under this document (including interest) which is unpaid and which is not otherwise incurring interest. That interest will be calculated as from the day that amount falls due and on the daily balance of the amount unpaid. This applies even if we have a judgment for the amount.

Where an Arrangement specifies a rate of interest on an amount, interest will accrue on that amount at the specified rate.

15	Other payments

15.1	Expenses

You promise to pay all reasonable amounts which we reasonably spend or incur in connection with:

●	preparing this document and any security for this document; and

●	the contemplated, actual or attempted enforcement or exercise, preservation or consideration of our rights, powers or remedies under this document or any security for this document,

except, in each case, to the extent any such expense is caused by our fraud, gross negligence or wilful misconduct.

This includes any reasonable administrative costs and our reasonable legal fees on a full indemnity basis.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 7

15.2	Government charges

You promise to pay all stamp duty and other government duties and charges on this document and any security for this document and payments and receipts under them. If we pay any of those amounts, you must reimburse us.

15.3	Indemnity

You promise to indemnify us against any loss, cost, charge, liability and expense (including legal fees on a full indemnity basis) which we or any of our authorised officers incur as a result of:

●	any breach of the Arrangements;

●	any breach by you of, or any false or incorrect statement you make in, this document; or

●	any exercise or attempted exercise of any right, power or remedy under this document or any failure to exercise any right, power or remedy,

except to the extent any such loss, cost or expense was caused by our fraud, gross negligence or wilful misconduct.

15.4	Foreign currency

You promise to indemnify us against any reasonable exchange loss if any amount which is payable under or in connection with this document is received by us in a currency which is different from the currency required for payment under this document. This indemnity applies whatever the reason for the receipt of the amount in a different currency (including as a result of a judgment or Administration).

15.5	Taxes

If you are required to deduct any tax from any payment then:

●	you promise to pay that amount to the appropriate authority and promptly give to us evidence of payment; and

●	the amount payable to us is increased so that (after deducting tax and paying any taxes on the increased amount) we receive the same amount we would have received had no deduction been made.

You promise to pay any goods and services tax or other tax payable on any amount which you have to pay to us. Where you have to indemnify us against an amount or reimburse us for any amount, that amount will be inclusive of any goods and services tax or other tax payable by us.

16	How, where and when do you make payments?

You promise to make all payments under this document within 2 Business Days of demand by us. To the maximum extent allowed by law, you give up any rights to set off any amounts we owe you or you claim from us against amounts you owe under this document. You must pay at our address set out on the front page or any other address we may give you from time to time.

17	We may set-off

We may set-off any amount owing by us to you (whether or not due for payment) against any amount due for payment by you to us in connection with this document, or another arrangement you have with us. We will only do this if we reasonably think it’s in our legitimate business interests to do so.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 8

18	Can we transfer our rights against you?

We can transfer our rights under this document to someone else. If we do, this document will apply to the transferee as if it were us. To the maximum extent allowed by law, any transfer will be free of any set-off, equity or cross-claim which you would have had against us or the person we transfer to but for this paragraph.

You agree that we may disclose information about you to a transferee or a potential transferee unless the privacy legislation says that (even if you agree) we may not do so.

19	How do we give you Notices?

Any of our Authorised Officers can give a demand, certificate or other document (a Notice) for us. A Notice under this document will be taken to have been received by you if it is:

●	served on you personally;

●	left at your last address known to us;

●	sent by mail to your last address known to us. If so, it will be taken to be received on the third day after posting; or

●	sent by facsimile transmission to any number you give to us or by electronic communication to a device, electronic equipment or electronic address nominated by you,

(unless Consumer Credit Law applies and requires otherwise).

You may at any time vary the device, electronic means or electronic address you have nominated. At the date of this document, you agree that your notice details are as follows:

Address: 19 Barbaralla Drive, Springwood QLD 4127

Email: gary@energreennutrition.com.au

20	Multiple Guarantors and Debtors

If the Debtor is more than one person, a reference in this document to the Debtor means any one or more of them. Without limiting the above, this document applies to money owed by any one or more of them.

21	Effect of law

All laws which limit the exercise by us or any of our Authorised Officers of any rights under this document are excluded, except for any laws which cannot be excluded.

If a law which cannot be excluded requires us to give notice before exercising a right, and that notice can be fixed or limited, the period of notice is the longer of one day and the minimum period allowed to be given.

If part of this document is not legally enforceable in a relevant jurisdiction, that part will be ignored in that jurisdiction, but in all other respects this document has full effect.

22	Our rights generally

We can act under this document:

●	even after a delay; and

●	more than once.

If we do not act when we are entitled to, that does not mean we are giving up that right and cannot act later.

We can exercise all other rights and powers we have under law even if they overlap with any rights and powers in this document.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 9

23	Governing law and jurisdiction

This document is governed by the law of New South Wales. You accept the jurisdiction of courts exercising jurisdiction there.

24	What happens if Consumer Credit Law applies?

To the extent this document relates to an Arrangement that is regulated by Consumer Credit Law, then it is limited as follows.

(a)	Our rights and powers and those of our Authorised Officers under this document are limited as required by Consumer Credit Law.

(b)	The amounts which you are required to pay under this document will not be more than we are allowed to recover from you.

This applies despite anything in this, or any other, document. It does not affect this document to the extent that it relates to any Arrangement which is not regulated by Consumer Credit Law.

25	Reading this document

25.1	Definitions

In this document:

Administration includes bankruptcy, administration arising out of mental illness or incapacity, administration of an insolvent estate, administration or liquidation of a corporation, scheme of arrangement, receivership or winding up or anything similar.

Arrangements has the meaning given in clause 2.

Authorised Officer means any person whose title or acting title includes the word Chief, Counsel, Executive, Head, Manager, Director or President or cognate expressions, or any secretary or director or any lawyer acting on our behalf.

Business Day means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York or Sydney are required by law to remain closed.

Consumer Credit Law means the National Credit Code and the National Consumer Credit Protection Regulations 2010.

Details Page means the page or pages at the beginning of this document headed ‘Details’.

Guaranteed Limit means all Guaranteed Money owing under the Arrangements unless otherwise agreed between the Lender and the Guarantor.

Guaranteed Money has the meaning given in clause 2.

Limit has the meaning given in clause 4.

Notice has the meaning given in clause 19.

We, us and our means the Lender named in the Details Page.

You means the person or other entity described as the Guarantor in the Details Page, and where there is more than one, it includes any one or more of you. Your has a corresponding meaning. It also includes your executor, administrator or successor.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 10

25.2	How to read this document

(a)	In this document the following rules apply.

(i)	Headings are included for easy reference. They are not to be used in interpretation.

(ii)	Examples do not limit general wording.

(iii)	The singular includes the plural and vice versa.

(iv)	A reference to an entity includes its successors and (except where the transfer or assignment is not permitted by this document) transferees and assignees.

(v)	If you agree not to do something, that also means you must not agree to it happening, and you must do your best to make sure no-one else does it and that it does not occur otherwise.

(vi)	A reference to an agreement or document includes any amendment or replacement to it unless this document prohibits this.

(vii)	The fact that this document was drafted by or for us does not mean that it must be interpreted against our interests.

(viii)	Amounts and obligations will still be taken to be owed and our rights and powers will be fully enforceable even if you become legally incapacitated or (as far as the law allows) despite any moratorium.

(b)	This document is signed and delivered as a deed.

(c)	This document is binding on each party which signs it even if other parties do not or if the execution by other parties is defective in any way.

(d)	You must carry out your obligations under this document strictly on time. If not, you are in serious breach of this document and we can exercise our rights against you.

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 11

Executed and Delivered as a Deed

On _____________2024

IMPORTANT
BEFORE YOU SIGN		THINGS YOU MUST KNOW
●	READ THIS GUARANTEE AND THE CREDIT CONTRACT DOCUMENT.	●

Understand that, by signing this guarantee, you may become personally responsible instead of, or as well as, the debtor to pay the amounts which the debtor owes and the reasonable expenses of the credit provider in enforcing the guarantee.

●	You should also read the information statement: ‘THINGS YOU SHOULD KNOW ABOUT GUARANTEES’.

●	You should obtain independent legal advice. You CAN refuse to sign it.	●	If the debtor does not pay you must pay. This could mean you lose everything you own including your home.
●	You should also consider obtaining independent financial advice.	●	You may be able to withdraw from this guarantee or limit your liability. Ask your legal adviser about this before you sign this guarantee.
●	You should make your own inquiries about the credit worthiness, financial position and honesty of the debtor.	●	This is a very important document.
		●	The amount guaranteed by you under this document may increase without your consent.

Signed, sealed and delivered by:

Gary Seaon
Signature of Guaran tor
Gary Seaton

Bob Wu
Witness Signature
Bob (Wei) Wu

Print Name of Witness
80 Malbon Street, Eight Mile Plains, QLD, 4113, AUS Each of the Guarantor and the witness states that this Deed was signed in the witness’ presence or signed in counterpart and witnessed over audio visual link in accordance with section 14G of the Electronic Transactions Act 2000 (NSW).

Print Address of Witness
Accountant
Print Occupation of Witness

Allens is an independent partnership operating in alliance with Linklaters LLP.	Page 12

IF YOU ARE GUARANTEEING THE OBLIGATIONS OF A PERSON AGED UNDER 18 YOU MAY NOT BE ENTITLED TO REPAYMENT FROM THAT PERSON OF ANY MONEY YOU MAY HAVE TO PAY UNDER THIS GUARANTEE.

The Lender

SIGNED SEALED AND DELIVERED by ARENA INVESTORS, LP

By:
Name:
Title

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